EX-99.PROXYPOL

PROXY GOVERNANCE

PROCEDURES FOR VOTING PROXIES

Policy

The Alpine Funds must disclose the policies and procedures that they use to determine how to vote proxies relating to portfolio securities they hold. The reporting requirement is to allow shareholders to view the ways the fund responds to the shareholder issues.

The 1940 Act requires Funds that invest in voting securities (i) to disclose their proxy voting policies and procedures in their prospectus and/or SAI; and (ii) to file annually with the SEC and make available to their shareholders their actual proxy voting record.

The Funds delegate to AWCI the responsibility to vote proxies.  Companion rules under the Advisers Act require AWCI to

(i) adopt proxy policies reasonably designed to ensure that the adviser votes proxies in the best interests of its clients, including addressing material conflicts of interest;

(ii) disclose to clients information about its proxy policies; and

(iii) maintain certain records relating to proxy voting.

These requirements are designed to ensure greater transparency in the voting of proxies. Accordingly, AWCI will adopt proxy voting guidelines (the “Proxy Voting Guidelines”) and implement procedures to ensure that AWCI conforms to these regulatory requirements. Definition of Proxy. A proxy permits a shareholder to vote without being present at annual or special meetings. A proxy is the form whereby a person who is eligible to vote on corporate matters transmits written instructions for voting or transfers the right to vote to another person in place of the eligible voter

Fiduciary Considerations. Proxies are voted solely in the interests of the shareholders of the Alpine Funds. Any conflict of interest must be resolved in the way that will most benefit the shareholders.

Procedures

Proxy voting will be conducted in compliance with the policies and practices described herein and is subject to the proxy manager’s supervision.  A reasonable effort should be made to obtain proxy material and to vote in a timely fashion.  Records should be maintained regarding the voting of proxies under these policies and procedures.

AWCI will delegate to an independent service provider, the administration of proxy voting for the Funds’ securities directly managed by AWCI, subject to oversight by AWCI’s Proxy Manager.  AWCI will continue to review annually, the relationship with the independent service provider and the quality and effectiveness of the various services provided by the independent service provider.

Specifically, the independent service provider will assist AWCI in the proxy voting and corporate governance oversight process by developing and updating the independent service provider’s proxy voting guidelines, which are incorporated into AWCI’s Proxy Voting Guidelines, and by providing research and analysis, recommendations regarding votes, operational implementation, and recordkeeping and reporting services. AWCI’s decision to retain the independent service provider will be based principally on the view that the services that the independent service provider provides, subject to oversight by AWCI, generally will result in proxy voting decisions which serve the best economic interests of the Funds’ shareholders. AWCI will review, analyze, and determine that the independent service provider’s proxy voting guidelines are consistent with the views of the AWCI on the various types of proxy proposals. When the independent service provider’s proxy voting guidelines do not cover a specific proxy issue and the independent service provider does not provide a recommendation, the independent service provider will notify AWCI; and AWCI will use its best judgment in voting proxies on behalf of the Funds’ shareholders.

Conflicts of Interest. When AWCI believes it is in the best interest of the Funds’ shareholders, AWCI may decide to exercise its discretion to vote a proxy which deviates from the independent service provider’s proxy voting guidelines. In such instances, AWCI will require pre-approval by its proxy manager and CCO.

The Alpine Funds recognize that under certain circumstances AWCI may have a conflict of interest when voting proxies on behalf of the Alpine Funds.  Such circumstances may include, but are not limited to, situations where AWCI or one or more of its affiliates, including officers and employees, has or is seeking a client relationship with the issuer of the security that is the subject of the proxy vote.  AWCI shall periodically inform its employees that they are under an obligation to be aware of the potential for conflicts of interest on the part of AWCI with respect to voting proxies on behalf of Alpine Funds, both as a result of the employee’s personal relationships and due to circumstances that may arise during the conduct of AWCI’s business, and to bring conflicts of interest of which they become aware to the attention of the proxy manager and CCO. A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence AWCI’s decision-making in voting a proxy.  Materiality determinations will be based upon an assessment of the particular facts and circumstances.  If the proxy manager and the CCO determine that a conflict of interest is not material, AWCI may vote proxies notwithstanding the existence of a conflict.  If the conflict of interest is determined to be material, the proxy will be voted strictly in conformity with the recommendations of the independent service provider.

Report to the Board. On a quarterly basis, the proxy manager or his designee will report to the Board proxies cast by AWCI which deviate from the independent service provider’s proxy voting guidelines.

Responsibility

AWCI is responsible for monitoring compliance with its policy and procedures.  The CFO, with the assistance of the Administrator, is responsible for filing Form N-PX with the SEC pursuant to Rule 30b1-4 under the 1940 Act.

The Administrator and Fund Counsel are responsible for ensuring that appropriate disclosure is made in each Fund’s prospectus and SAI.